Exhibit 99.1

Press Release October 18, 2021

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Reports Record Third Quarter 2021 Results

FORT WAYNE, INDIANA, October 18, 2021 / PRNewswire /

Third Quarter 2021 Highlights:

▪	Record steel fabrication shipments of 211,000 tons

▪	Record net sales of $5.1 billion

▪	Record operating income of $1.3 billion and record net income of $991 million

▪	Record steel and steel fabrication operating income of $1.4 billion and $89 million, respectively.

▪	Record cash flow from operations of $631 million and record adjusted EBITDA of $1.4 billion

▪	Share repurchases of $338 million of the company’s common stock, representing 3 percent of its outstanding shares

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced third quarter 2021 financial results. The company reported record third quarter 2021 net sales of $5.1 billion and net income of $991 million, or $4.85 per diluted share. Excluding the impact from the following item, the company’s third quarter 2021 adjusted net income was $1.0 billion, or $4.96 per diluted share:

▪	Costs of approximately $30 million, or $0.11 per diluted share (net of capitalized interest), associated with construction of the company’s Sinton Texas Flat Roll Steel Mill growth investment.

Comparatively, prior year third quarter net sales were $2.3 billion, with net income of $100 million, or $0.47 per diluted share, and adjusted earnings were $0.51 per diluted share, excluding the impact of the costs associated with the construction of the company's Texas steel mill of $0.04 per diluted share. The company’s sequential second quarter 2021 earnings were $3.32 per diluted share, and adjusted earnings were $3.40 per diluted share, also excluding the impact of construction costs related to the Texas steel mill of $0.08 per diluted share.

“The team continued to perform extraordinarily well, achieving record quarterly financial results, including record sales, operating income, cash flow from operations, and adjusted EBITDA,” said Mark D. Millett, Chairman and Chief Executive Officer. “Our third quarter 2021 operating income increased 38 percent sequentially to $1.3 billion, while adjusted EBITDA increased 36 percent to $1.4 billion. This is truly an incredible achievement and a testament to the passion and commitment of our team. We generated record quarterly cash flow from operations of $631 million and maintained strong liquidity, while supporting our working capital needs, growing our business through organic growth investments, and returning capital to our shareholders.

“During the third quarter, steel demand remained strong as product pricing continued its positive trajectory across our entire steel platform. Higher realized steel selling values drove significant metal spread expansion and were again most prominent within our flat roll steel operations, as continued demand strength and low customer inventories persisted throughout the supply chain and supported prices. Domestic steel consumption was strong from the automotive, construction, and industrial sectors, while the energy sector continued to show signs of recovery.

“Our segment operating results continue to be outstanding,” continued Millett. “Third quarter operating income from our steel operations was a record $1.4 billion, and our metals recycling operations sustained strong earnings, even as scrap prices declined in August and September. Our steel fabrication operations achieved record operating income over three times sequential second quarter results and once again achieved record quarterly shipments. Our steel fabrication backlog continues grow, remaining at record volumes and forward-pricing.”

Third Quarter 2021 Comments

Third quarter 2021 operating income for the company’s steel operations was a record $1.4 billion, or 33 percent higher than sequential second quarter results, due to significant metal spread expansion. Record flat roll and strong long product steel realized selling values, more than offset higher scrap input costs. The third quarter 2021 average external product selling price for the company’s steel operations increased $258 sequentially to $1,550 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills increased $50 sequentially to $489 per ton.

Third quarter operating income from the company’s metals recycling operations remained strong at $47 million as a result of higher sequential ferrous metal margins offsetting slightly lower volumes. Ferrous scrap prices moderated in August and September after rising early in the quarter. The company anticipates ferrous prime scrap pricing indices to increase slightly for the remainder of the year, after also declining in October.

The company’s steel fabrication operations reported record operating income of $89 million in the third quarter 2021, more than tripling the sequential second quarter results. Supported by record quarterly shipments, earnings significantly improved as realized pricing increased $586 per ton, more than offsetting higher average steel input costs. Steel joist and deck product pricing has strengthened significantly to record levels, due strong demand. Order activity remains extremely strong, and customers continue to be optimistic concerning new projects well into 2022. The company’s steel fabrication order backlog is at a record level in terms of volume and forward-pricing at the end of September.

Year-to-Date September 30, 2021 Comparison

For the nine months ended September 30, 2021, net income was $2.1 billion, or $10.15 per diluted share, with net sales of $13.1 billion, as compared to net income of $363 million, or $1.71 per diluted share, with net sales of $7.0 billion for the same period in 2020. Excluding the impact from the following item, the company’s nine-months ended 2021 adjusted net income was $2.2 billion, or $10.40 per diluted share:

▪	Costs of approximately $73 million, or $0.25 per diluted share (net of capitalized interest), associated with construction of the company’s Sinton Texas Flat Roll Steel Mill growth investment.

Similarly, adjusting for the company’s Texas steel mill construction costs and a June 2020 refinancing, nine-months ended September 30, 2020 net income was $398 million, or $1.88 per diluted share.

Net sales for the first nine months of 2021 increased 87 percent and operating income increased 388 percent to $2.9 billion, when compared to the same period in 2020. Higher earnings were primarily the result of steel metal spread expansion, as significantly higher average steel selling values, more than offset higher average ferrous scrap costs across the steel platform, especially within the company’s flat roll steel operations. Compared to the same period in 2020, the average external selling price for the company's steel operations during the first nine-months of 2021 increased $538 to $1,293 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills for the first nine months increased $169 to $433 per ton.

Based on the company’s differentiated business model and highly, variable cost structure, the company achieved cash flow from operations of $1.5 billion during the first nine months of 2021, representing a record performance. The company also invested $802 million in capital investments, paid cash dividends of $161 million, and repurchased $731 million of its common stock representing over 5 percent of its outstanding shares, while maintaining liquidity of $2.3 billion.

Outlook

“Current market conditions are in place to support solid domestic steel demand for the fourth quarter and into 2022,” said Millett. “Order entry activity continues to be robust across our businesses. We continue to see strong steel demand coupled with moderating, but still historically low customer inventories throughout the supply chain. These dynamics support continued elevated steel selling values. Domestic steel demand remains solid in our automotive, construction, and industrial end markets. We believe this momentum will continue and that our fourth quarter consolidated earnings could represent another record performance. Based on strong domestic steel fundamentals and customer confidence, we continue to be positive regarding North American steel market dynamics. This constructive environment coupled with our strategic growth initiatives provide firm drivers for our further growth in the coming years.

“We and our customers continue to be extremely excited about our Sinton Texas EAF Flat Roll Steel Mill investment. It represents transformational competitively-advantaged strategic growth, with associated long-term value creation for all of our stakeholders. I want to thank the entire Sinton team for their tremendous efforts. Actual steel production is still planned to start before the end of 2021, and based on current forecasts, we believe shipments could be in the range of 2.0 million tons to 2.2 million tons in 2022. Based on mid-cycle flat roll metal spreads, we currently believe through-cycle annual EBITDA for our Sinton Texas Flat Roll Steel Mill once fully operational with access to four value-added coating lines is likely in the range of $475 million to $525 million.

“We also plan to invest approximately $500 million to build four additional value-added flat roll steel coating lines comprised of two paint lines and two galvanizing lines with Galvalume® coating capability, a set of which will be located onsite at our new Texas steel mill, providing Sinton with the same diversification and higher-margin product capabilities as our two existing flat roll steel divisions. The other two lines will be placed at our Heartland Flat Roll Division located in Terre Haute, Indiana to support growing coated flat roll steel demand in the region and to further increase the diversification and cash generation capacity of our existing Midwest operations. Based on current estimates, we believe these four lines will likely begin operating mid-2023.

“From our founding over 25 years ago, Steel Dynamics has been intentional in managing our resources sustainably for the benefit of our teams, communities, and the environment. We are a steel industry leader in sustainability, operating exclusively with electric arc furnace technology with a circular manufacturing model. As our journey continues, we are committed to the reduction of our environmental footprint, including a goal for our steel mills to be carbon neutral by 2050. We are starting from a position of strength yet plan to do more. We are competitively positioned and focused toward generating long-term sustainable growth for all of our stakeholders,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss third quarter 2021 operating and financial results on Tuesday, October 19, 2021, at 10:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on October 25, 2021.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, railroad rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals marketplaces, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and steel imports, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other resources are subject to volatile market conditions; (7) compliance with and changes in environmental and remediation requirements; (8) increased regulation associated with the environment, climate change, greenhouse gas emissions and sustainability; (9) significant price and other forms of competition from other steel producers, scrap processors and alternative materials; (10) availability of an adequate source of supply for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance, (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact:  Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months
	September 30,		September 30,		Ended
	2021	2020	2021	2020	June 30, 2021
Net sales	$5,088,288	$2,330,832	$13,098,193	$7,000,237	$4,465,308
Costs of goods sold	3,487,659	2,038,017	9,497,606	6,007,762	3,265,616
Gross profit	1,600,629	292,815	3,600,587	992,475	1,199,692
Selling, general and administrative expenses	157,526	118,235	461,686	340,432	154,379
Profit sharing	113,880	11,778	244,868	42,324	82,140
Amortization of intangible assets	7,178	6,946	22,054	21,327	7,438
Operating income	1,322,045	155,856	2,871,979	588,392	955,735
Interest expense, net of capitalized interest	12,704	18,950	44,871	74,671	14,898
Other expense (income), net	6,776	3,546	26,886	29,060	10,039
Income before income taxes	1,302,565	133,360	2,800,222	484,661	930,798
Income tax expense	302,406	29,083	649,105	110,783	218,595
Net income	1,000,159	104,277	2,151,117	373,878	712,203
Net income attributable to noncontrolling interests	(9,396)	(4,134)	(27,556)	(10,899)	(9,912)
Net income attributable to Steel Dynamics, Inc.	$990,763	$100,143	$2,123,561	$362,979	$702,291
Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$4.89	$0.48	$10.22	$1.72	$3.35
Weighted average common shares outstanding	202,450	210,366	207,704	211,321	209,647
Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$4.85	$0.47	$10.15	$1.71	$3.32
Weighted average common shares and share equivalents outstanding	204,167	211,926	209,222	212,443	211,246
Dividends declared per share	$0.26	$0.25	$0.78	$0.75	$0.26

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
Assets	2021	2020
	(unaudited)
Current assets
Cash and equivalents	$1,095,701	$1,368,618
Accounts receivable, net	1,892,795	971,918
Inventories	2,894,970	1,843,548
Other current assets	104,106	74,363
Total current assets	5,987,572	4,258,447
Property, plant and equipment, net	4,654,192	4,105,569
Intangible assets, net	302,522	324,577
Goodwill	454,683	457,226
Other assets	137,016	119,743
Total assets	$11,535,985	$9,265,562
Liabilities and Equity
Current liabilities
Accounts payable	$1,220,437	$769,455
Income taxes payable	80,167	2,386
Accrued expenses	698,629	400,052
Current maturities of long-term debt	55,056	86,894
Total current liabilities	2,054,289	1,258,787
Long-term debt	3,019,175	3,015,782
Deferred income taxes	722,220	536,288
Other liabilities	117,367	106,479
Total liabilities	5,913,051	4,917,336
Commitments and contingencies
Redeemable noncontrolling interests	186,814	158,614
Equity
Common stock	648	648
Treasury stock, at cost	(2,344,477)	(1,623,747)
Additional paid-in capital	1,219,438	1,207,392
Retained earnings	6,721,734	4,758,969
Accumulated other comprehensive income	10,583	1,902
Total Steel Dynamics, Inc. equity	5,607,926	4,345,164
Noncontrolling interests	(171,806)	(155,552)
Total equity	5,436,120	4,189,612
Total liabilities and equity	$11,535,985	$9,265,562

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating activities:
Net income	$1,000,159	$104,277	$2,151,117	$373,878

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87,407	81,752	261,373	240,732
Equity-based compensation	9,917	9,486	36,765	36,850
Deferred income taxes	71,008	10,388	188,474	30,949
Other adjustments	(781)	17,237	(2,915)	21,701
Changes in certain assets and liabilities:
Accounts receivable	(321,771)	(58,271)	(920,877)	(57,991)
Inventories	(412,952)	(38,236)	(1,052,475)	83,790
Other assets	(20,361)	(3,894)	(18,818)	5,702
Accounts payable	48,726	645	472,562	121,764
Income taxes receivable/payable	(353)	(27,127)	86,791	33,251
Accrued expenses	169,817	55,533	278,240	(41,545)
Net cash provided by operating activities	630,816	151,790	1,480,237	849,081

Investing activities:
Purchases of property, plant and equipment	(214,629)	(327,647)	(801,698)	(854,898)
Purchases of short-term investments	-	-	-	(149,359)
Proceeds from maturities of short-term investments	-	69,545	-	411,533
Acquisition of business, net of cash and restricted cash acquired	-	(59,012)	-	(59,012)
Other investing activities	1,024	380	3,273	1,701
Net cash used in investing activities	(213,605)	(316,734)	(798,425)	(650,035)

Financing activities:
Issuance of current and long-term debt	343,007	295,814	1,059,912	1,611,849
Repayment of current and long-term debt	(382,489)	(305,911)	(1,095,338)	(1,645,482)
Dividends paid	(53,380)	(52,592)	(161,025)	(156,657)
Purchase of treasury stock	(337,616)	-	(730,814)	(106,529)
Other financing activities	(4,776)	(1,587)	(27,468)	(16,502)
Net cash used in financing activities	(435,254)	(64,276)	(954,733)	(313,321)

Decrease in cash, cash equivalents, and restricted cash	(18,043)	(229,220)	(272,921)	(114,275)
Cash, cash equivalents, and restricted cash at beginning of period	1,119,244	1,502,342	1,374,122	1,387,397
Cash, cash equivalents, and restricted cash at end of period	$1,101,201	$1,273,122	$1,101,201	$1,273,122

Supplemental disclosure information:
Cash paid for interest	$9,174	$8,597	$62,216	$77,050
Cash paid for income taxes, net	$222,691	$43,900	$370,835	$45,848

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	Third Quarter		Year to Date
	2021	2020	2021	2020	1Q 2021	2Q 2021
External Net Sales
Steel	$3,667,718	$1,696,530	$9,412,921	$5,266,263	$2,510,684	$3,234,519
Steel Fabrication	493,804	241,538	1,081,641	677,724	256,985	330,852
Metals Recycling	587,091	272,463	1,632,798	720,902	470,007	575,700
Other	339,675	120,301	970,833	335,348	306,921	324,237
Consolidated Net Sales	$5,088,288	$2,330,832	$13,098,193	$7,000,237	$3,544,597	$4,465,308
Operating Income
Steel	$1,350,736	$143,573	$3,009,199	$608,714	$641,439	$1,017,024
Steel Fabrication	89,430	39,272	127,775	95,672	9,895	28,450
Metals Recycling	46,985	15,467	151,883	17,875	53,933	50,965
	1,487,151	198,312	3,288,857	722,261	705,267	1,096,439

Non-cash amortization of intangible assets	(7,178)	(6,946)	(22,054)	(21,327)	(7,438)	(7,438)
Profit sharing expense	(113,880)	(11,778)	(244,868)	(42,324)	(48,848)	(82,140)
Non-segment operations	(44,048)	(23,732)	(149,956)	(70,218)	(54,782)	(51,126)
Consolidated Operating Income	$1,322,045	$155,856	$2,871,979	$588,392	$594,199	$955,735
Adjusted EBITDA
Net income	$1,000,159	$104,277	$2,151,117	$373,878	$438,755	$712,203
Income taxes	302,406	29,083	649,105	110,783	128,104	218,595
Net interest expense	12,434	18,401	43,853	66,040	16,815	14,604
Depreciation	78,631	73,364	234,534	215,213	77,888	78,015
Amortization of intangible assets	7,178	6,946	22,054	21,327	7,438	7,438
Noncontrolling interest (a)	(9,928)	(4,133)	(28,015)	(10,899)	(8,422)	(9,665)
EBITDA	1,390,880	227,938	3,072,648	776,342	660,578	1,021,190
Non-cash adjustments
Unrealized (gains) losses	6,355	915	808	(555)	(6,852)	1,305
Inventory valuation	141	47	394	1,164	109	144
Equity-based compensation	9,917	9,487	29,935	29,818	10,210	9,808
Refinancing charges	-	-	-	4,907	-	-
Adjusted EBITDA	$1,407,293	$238,387	$3,103,785	$811,676	$664,045	$1,032,447
Other Operating Information
Steel
Average external sales price (Per ton) (b)	$1,550	$734	$1,293	$755	$1,041	$1,292
Average ferrous cost (Per ton melted) (c)	$489	$259	$433	$264	$372	$439

Flat Roll shipments
Butler, Columbus, and Sinton Flat Roll divisions	1,442,783	1,499,873	4,451,844	4,442,610	1,496,531	1,512,530
Steel Processing divisions (d)	415,254	460,854	1,248,700	1,285,672	422,850	410,596
Long Product shipments
Structural and Rail Division	497,016	393,519	1,472,782	1,228,551	478,687	497,079
Engineered Bar Products Division	204,429	138,948	610,262	466,135	200,628	205,205
Roanoke Bar Division	151,751	113,898	463,561	379,224	136,420	175,390
Steel of West Virginia	92,338	75,594	269,972	245,695	87,158	90,476
Total Shipments (Tons)	2,803,571	2,682,686	8,517,121	8,047,887	2,822,274	2,891,276

External Shipments (Tons) (b)	2,366,928	2,310,004	7,281,752	6,958,024	2,410,817	2,504,007

Steel Mill Production (Tons)	2,528,480	2,320,134	7,448,733	6,987,533	2,476,939	2,443,314
Metals Recycling
Nonferrous shipments (000's of pounds)	271,325	267,338	818,993	706,330	280,809	266,859
Ferrous shipments (Gross tons)	1,371,126	1,256,351	4,167,416	3,250,565	1,395,843	1,400,447
External ferrous shipments (Gross tons)	475,567	369,576	1,433,475	961,197	437,182	520,726
Steel Fabrication
Average sales price (Per ton)	$2,339	$1,375	$1,855	$1,365	$1,406	$1,753
Shipments (Tons)	211,197	179,375	584,621	502,854	184,243	189,180

(a)	All 2021 periods are net of income tax expense (benefit) on noncontrolling interests.
(b)	Represents all steel operations
(c)	Represents ferrous cost per ton melted at our six electric arc furnace steel mills
(d)	Includes Heartland, The Techs, and United Steel Supply operations